ASSET PURCHASE AGREEMENT

by and among

Jan A. Simon, D.D.S.

and

Simon Orthodontic Centers, P.A., a Florida corporation,

as Sellers

and

Sebring Management FL, LLC, a Florida limited liability company,

and

Alan D. Shoopak, D.M.D. Orthodontic Group, P.A., a Florida corporation,

as Buyers

Dated as of

December 27, 2013

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of December 27, 2013, is entered into by and among Jan A. Simon, D.D.S. (“Dentist”), Simon Orthodontic Centers, P.A., a Florida corporation (“SOC,” and collectively with Dentist, “Sellers”) and Sebring Management FL, LLC, a Florida limited liability company (“SMFL”) and Alan D. Shoopak, D.M.D. Orthodontic Group, P.A., a Florida corporation (“OGPA,” and collectively with SMFL, “Buyers”).

BACKGROUND

Sellers operate orthodontic practices (each, individually, a “Practice” and collectively, the “Practices”) at 2740 SW 97th Avenue, Suite 103, Miami, Florida 33165 (the “Miami Office”) and 13716 SW 84th Street, Kendall, Florida 33183 (the “Kendall Office” and collectively with the Miami Office, the “Offices”).

SMFL is a management company that provides facilities, equipment, certain non-professional personnel and such management, administrative and business services as are necessary and appropriate for the day-to-day administration of the non-dental aspects of dental practices in Florida. As more specifically set forth in this Agreement, Sellers desire to sell to SMFL, and SMFL desires to purchase from Sellers, all of the furniture, fixtures, equipment, inventory, supplies and other assets of Sellers that do not constitute Professional Assets (as defined below) and are used or useful in the operation of the Practices.

OGPA is wholly-owned by licensed Florida dentists and engaged in the provision of orthodontic services to the general public in the state of Florida through individual licensed dental care providers who are employed or otherwise retained by OGPA. As more specifically set forth in this Agreement, Sellers desire to sell to OGPA and OGPA desires to purchase from Sellers all of the patient lists, patient records, patient charts, Practice names and other assets of Sellers that do not constitute Operating Assets (as defined below) and are used or useful in the operation of the Practices.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Purchase and Sale

Section 1.01  Purchase and Sale of Professional Assets. Subject to the terms and conditions set forth herein, Sellers shall sell, assign, transfer, convey and deliver to OGPA, and OGPA shall purchase from Sellers, all of Sellers’ right, title and interest in and to the assets set forth below (the “Professional Assets”) free and clear of any and all mortgages, pledges, liens, charges, security interests, claims and other encumbrance (collectively, “Encumbrances”):

(a)  all patient records, lists, charts and files (including, without limitation, all dental charts, clinical records, ledgers, x-rays, photographs, slides, lab models, financial and all insurance records and other patient information (in all forms and media)) for all patients of Sellers, the Practice, or both (collectively, the “Patient Records”);

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(b)  all marketing, advertising, signage, and other promotional information and material (in all forms and media) including, without limitation, “Yellow Pages” advertisements, letterhead, logos, business cards and fee schedules;

(c)  all Intellectual Property (as defined in Section 3.11) and intangible property and confidential Practice information;

(d)  all rights, benefits and interests under the contracts and agreements for provision of dentistry or orthodontic services including without limitation, contracts with patients, third-party payors, dentists or other professionals and other contracts, agreements, commitments, understandings, purchase orders, documents and/or licenses and permits to which either of Sellers is a party or pursuant to which either of Sellers has any rights, in each case, that Sellers have agreed to assign and OGPA has expressly agreed to assume in writing;

(e)  all Accounts Receivable (as defined in Section 3.09) of Sellers;

(f)  all assignable rights to all telephone lines, numbers, facsimile numbers, electronic mail addresses and passwords used, or under the control of Sellers, in connection with the Practices;

(g)  all other assets and properties used by, or useful in the operation of, the Practices (other than the Excluded Assets) that are not being sold by Sellers to, and purchased by, SMFL; and

(h)  all goodwill associated with the Practices, Sellers and their patients, employees, contractors and agents.

Section 1.02  Purchase and Sale of Operating Assets. Subject to the terms and conditions set forth herein, Sellers shall sell, assign, transfer, convey and deliver to SMFL, and SMFL shall purchase from Sellers, all of Sellers’ right, title and interest in and to the assets set forth below free and clear of any Encumbrance (the “Operating Assets” and collectively with the Professional Assets, the “Purchased Assets”):

(a)  All tangible assets, including, but not limited to, furniture, fixtures, equipment, instruments, tools, computer hardware and software, leasehold improvements and all other tangible personal property, and replacement items therefor, used or useful in the operation of the Practices (including, without limitation, all of the items described on Section 1.02(a) of the disclosure schedules attached hereto (the “Disclosure Schedules”)) (collectively, the “FF&E”);

(b)  all inventories of Sellers, including, but not limited to, all dental and clinical supplies and instruments, pharmaceuticals, inventory, paper goods, raw materials, work-in-process, finished goods, demonstration equipment, parts, packaging materials and other products, materials, or accessories related thereto that are held at, or are on order or are in transit from or to, the locations at which the Practices are conducted or that are used, or held or on order for used by Sellers (collectively, the “Inventory”);

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(c)  all of the contracts, leases, licenses, permits, consents and other agreements related to the Practices to which either of Sellers is a party, or pursuant to which either of Sellers has any rights, to the extent that the foregoing are set forth on Section 1.02(c) of the Disclosure Schedules and SMFL has expressly agreed to assume such in writing (the “Assigned Operating Agreements”);

(d)  all manufacturer and vendor warranties in connection with the Operating Assets; and

(e)  all business files, books and records, ledgers, and all other operating data and records relating to the Practices, including without limitation financial, accounting and credit records, correspondence, budgets, engineering, inspection and facility records and other similar documents and records (in all media and forms).

For avoidance of doubt, in no event do the parties intend for SMFL to acquire, and in no event shall SMFL acquire, any asset or right to the extent that a non-dentist is prohibited from acquiring or owning such asset or right under any applicable law, regulation or rule.

Section 1.03  Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include any cash in bank accounts maintained by either of Sellers to the extent that such cash is not being held as an advance or as prepayment for services to be rendered at a later date (the “Excluded Assets”). For avoidance of doubt, Excluded Assets shall only include cash that has been received by Sellers for services rendered prior to Closing.

Section 1.04  Assumption of Liabilities. Subject to the terms and conditions set forth herein, SMFL shall assume and agree to pay, perform and discharge the obligations of Sellers set forth below, but only to the extent that such obligations do not relate to any breach, default or violation by Sellers or other amounts due and payable on or prior to the Closing (collectively, the “Assumed Liabilities”):

(a)  The obligations under that certain Practice Services Agreement, dated May 2, 2008, by and among OrthoSynetics, Inc., a Delaware corporation (“OSI”), Dentist and SOC (as amended, as more specifically set forth in that certain Assignment and Assumption Agreement (the “OSI Assignment and Assumption”), by and among Dentist, SOC and OGPA, being executed contemporaneously with this Agreement; and

(b)  That certain Equipment Lease Agreement, dated 2011, by and between CoActiv Capital Partners, Inc. and SOC.

Other than the Assumed Liabilities, Buyers shall not assume any liabilities or obligations of either of Sellers of any kind or otherwise related to the Practices or the Purchased Assets, whether known or unknown, contingent, matured or otherwise, whether currently existing or hereinafter created (all of which shall be referred to collectively as “Excluded Liabilities”). For avoidance of doubt, any amounts, refunds, credits, or other payments or offsets due to patients of Sellers that become patients of OGPA, any amounts payable to collection agencies attributable to services rendered prior to Closing, and any and all funds, payments and other consideration received by Sellers prior to Closing for treatment or other services not yet rendered remain obligations of Sellers and constitute Excluded Liabilities. Any such amounts which Buyers choose to pay or honor, in their sole and absolute discretion, shall be offset against the amounts due to Sellers under this Agreement or otherwise.

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Section 1.05  Purchase Price. The aggregate purchase price for the Purchased Assets shall be $3,550,000.00 (the “Purchase Price”), which shall consist of the following:

(i)  $1,825,000 for the Professional Assets (the “Purchase Price – Professional Assets”), which shall be payable by OGPA to SOC at the Closing (as defined herein) in cash (the “Closing Cash”) by wire transfer of immediately available funds in accordance with the wire transfer instructions set forth in Section 1.05 of the Disclosure Schedules;

(ii)  up to $800,000 for the full payment and satisfaction by SMFL of the amounts due as of the Closing Date (assuming all amounts due prior to Closing have been paid current by Sellers) with respect to (A) that certain Promissory Note, dated May 3, 2012, by and between SOC and Floridian Community Bank, in the original principal amount of $667,549.01, (B) Patterson Financial Services Contract #128447, originally financed on March 22, 2010, (C) Patterson Financial Services Contract #131646, originally financed on May 28, 2010, and (D) Patterson Financial Services Contract #144920, originally financed on June 27, 2011 (provided, however, that to the extent that the obligations in this subparagraph (ii) have an aggregate balance of less than $800,000 on the Closing Date, then the difference between $800,000 and such aggregate amount shall be used to satisfy any other outstanding liabilities of Sellers (including Sellers’ American Express balance) with the remaining excess, if any, to be added to the Closing Cash; and

(iii)  $925,000 for the Operating Assets (collectively, items (b) and (c) of this Section 1.05 shall be referred to as the “Purchase Price – Operating Assets” and collectively with the Purchase Price – Professional Assets, shall constitute the Purchase Price) shall be payable by SMFL to SOC at the Closing by delivery of a promissory note substantially in the form of Exhibit A to this Agreement (the “Promissory Note”).

Section 1.06  Allocation of Purchase Price. Sellers and Buyers agree to allocate the Purchase Price among the Purchased Assets for all purposes (including tax and financial accounting) in accordance with Section 1.05 of the Disclosure Schedules. Buyers and Sellers shall file all tax returns (including amended returns and claims for refund) and information reports, including but not limited to IRS Form 8594, in a manner consistent with such allocation.

Article II

Closing

Section 2.01  Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place simultaneously with the execution of this Agreement on the date of this Agreement (the “Closing Date”) at the offices of Shumaker, Loop & Kendrick, LLP, 240 S. Pineapple Avenue, Tenth Floor, Sarasota, Florida 34236, or at such other place and time as the parties may mutually agree (or remotely via electronic exchange of signed portable data format versions of this Agreement). The consummation of the transactions contemplated by this Agreement shall be deemed to be effective as of 12:01 a.m. on the Closing Date.

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Section 2.02  Closing Deliverables.

(a)  At the Closing, Sellers shall deliver to Buyers the following:

(i)  a bill of sale for the Professional Assets in the form of Exhibit B hereto (the “Bill of Sale – Professional Assets”) and duly executed by Sellers, transferring the Professional Assets to OGPA;

(ii)  a bill of sale for the Operating Assets in the form of Exhibit C hereto (the “Bill of Sale – Operating Assets”) and duly executed by Sellers, transferring the Operating Assets to SMFL;

(iii)  an independent contractor agreement by and between Dentist and OGPA in the form of Exhibit D hereto, duly executed by Dentist (the “Independent Contractor Agreement”);

(iv)  a Patient Records Transfer Agreement, substantially in the form of Exhibit E hereto, duly executed by Sellers (the “Patient Records Transfer Agreement”;

(v)  the OSI Assignment and Assumption duly executed by Sellers

(vi)  that certain Guarantee Indemnification Agreement, by and among Sellers, OGPA and Alan D. Shoopak, D.M.D. (the “OSI Guarantee Indemnification Agreement”);

(vii)  an Assignment and Assumption of Lease for each of the Offices in form and substance satisfactory to SMFL (the “Lease Assignment and Assumption”) and duly executed by Sellers;

(viii)  an Assignment and Assumption of Telephone Numbers (the “Telephone Assignment and Assumption”) duly executed by Sellers;

(ix)  an Assignment and Assumption of the Assigned Operating Agreements in form and substance satisfactory to SMFL (the “Operating Agreement Assignment and Assumption”) and duly executed by Sellers;

(x)  copies of all consents, approvals, waivers and authorizations referred to in Section 3.02 of the Disclosure Schedules;

(xi)  a certificate of the Secretary (or equivalent officer) of SOC certifying as to (A) the resolutions of the board of directors of Seller, duly adopted and in effect, which authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and (B) the names and signatures of the officers of SOC authorized to sign this Agreement and the documents to be delivered hereunder; and

(xii)  such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

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(b)  At the Closing, Buyers shall deliver to Sellers the following:

(i) the Closing Cash due from OGPA to Sellers;

(ii) the Promissory Note duly executed by SMFL;

(iii) the Independent Contractor Agreement duly executed by OGPA;

(iv) the Patient Records Transfer Agreement duly executed by OGPA;

(v) the OSI Assignment and Assumption executed by OGPA;

(vi) the OSI Guarantee Indemnification Agreement executed by OGPA and Alan D. Shoopak, D.M.D.;

(vii) the Lease Assignment and Assumption of Lease for each of the Offices duly executed by SMFL;

(viii)  the Telephone Assignment and Assumption duly executed by SMFL;

(ix) the Operating Agreement Assignment and Assumption duly executed by SMFL;

(x) a certificate of the Secretary of OGPA certifying as to (A) the resolutions of the board of directors of OGPA, duly adopted and in effect, which authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and (B) the names and signatures of the officers of OGPA authorized to sign this Agreement and the documents to be delivered hereunder; and

(xi) a certificate of the Manager of SMFL certifying as to (A) the resolutions of the manager of SMFL, duly adopted and in effect, which authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and (B) the name and signature of the manager of SMFL authorized to sign this Agreement and the documents to be delivered hereunder.

Article III

Representations and Warranties of Seller

Sellers hereby, jointly and severally, represent and warrant to Buyers that the statements contained in this Article III are true and correct as of the date hereof. For purposes of this Article III, “Sellers’ knowledge,” “knowledge of Sellers” and any similar phrases shall mean the actual or constructive knowledge of Dentist and any director or officer of SOC, after due inquiry.

Section 3.01  Organization and Authority of Seller; Enforceability. SOC is a corporation duly organized, validly existing and in good standing under the laws of the state of Florida. SOC has full corporate power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Sellers of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Sellers. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Sellers, and (assuming due authorization, execution and delivery by Buyers) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Sellers, enforceable against Sellers in accordance with their respective terms. Dentist holds of record and owns beneficially all of the common stock and other equity interests, if any, of SOC.

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Section 3.02  No Conflicts; Consents. The execution, delivery and performance by Sellers of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the certificate of incorporation, by-laws or other organizational documents of SOC; (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Sellers or the Purchased Assets; (c) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any contract or other instrument to which either Seller is a party or to which any of the Purchased Assets are subject; or (d) result in the creation or imposition of any Encumbrance on any of the Purchased Assets. No consent, approval, waiver or authorization is required to be obtained by Sellers from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by Sellers of this Agreement and the consummation of the transactions contemplated hereby. No consent, approval, waiver or authorization is required to be obtained by Sellers from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by Sellers of this Agreement and the consummation of the transactions contemplated hereby.

Section 3.03  Financial Statements. Sellers have delivered to Buyers copies of various financial statements and other financial information of Sellers relating to SOC and the Practices (collectively, the “Financial Information”). All of the Financial Information is true, correct and complete, has been prepared on a consistent basis using consistent accounting policies and fairly and accurately presents the performance and financial condition of the Practices as of the dates and for the periods specified therein.

Section 3.04  Absence of Undisclosed Liabilities. Neither of Sellers has any liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), related to SOC, the Practices or the Purchased Assets, except those specifically set forth in Section 3.04 of the Disclosure Schedules. Neither of the Sellers is aware of any basis upon which any such Liability may be asserted against either of Sellers, or that could be imposed upon Buyers, the Practices or the Purchased Assets.

Section 3.05  Title to Purchased Assets. Sellers own and have good and valid title to the Purchased Assets, free and clear of all Encumbrances. This Agreement, together with the other documents and agreements to be delivered at Closing, as more specifically set forth in Article II, are sufficient to transfer, convey and vest all of Sellers’ right, title and interest in and to the Practices and the Purchased Assets in Buyers. Sellers have not granted, and no person or entity other than Sellers has, any option, warrant other interest in, or right to acquire any such interest in, any of the Purchased Assets.

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Section 3.06  Condition of Assets. The FF&E is structurally sound, is in good operating condition and repair and is adequate for the uses to which each component thereof is being put, and none of the FF&E in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature and do not exceed an aggregate cost of $250. The Purchased Assets constitute all of the rights, property and assets used and otherwise necessary to conduct the Practices as currently conducted.

Section 3.07  Inventory. The Inventory consists of a quality and quantity usable and salable in the ordinary course of the operation of the Practices. All such Inventory is owned by SOC free and clear of all Encumbrances.

Section 3.08  Practice Contracts.

(a)  Section 3.08(a) of the Disclosure Schedules lists all contacts, agreements, understandings, commitments and other legally binding arrangements, whether oral or written, with regard to the following:

(i)  dental provider, insurance, PPO, DHMO and other payment and reimbursement agreements to which the Sellers or the Practices are subject or bound (collectively, the “Payor Contracts”); and

(ii)  any other matter relating to SOC, the Practices or the Purchased Assets (other than the Payor Contracts) to which either of the Sellers or the Practices are parties or subject or bound (collectively, the “Non-Payor Contracts” and collectively with the Payor Contracts, the “Practice Contracts”).

(b)  Each Practice Contract is valid and binding on Sellers, as applicable, in accordance with its terms and is in full force and effect. Neither of Sellers, nor any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Practice Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Practice Contract or result in a termination thereof. Complete and correct copies of each Practice Contract (including all modifications, amendments and supplements thereto and waivers thereunder) and a written summary of all oral Practice Contracts have been provided to Buyers. There are no disputes pending or threatened under any Practice Contract. To the knowledge of Sellers, there exists no fact or circumstance that could result in (i) the cancellation or non-renewal of any Payor Contract; or (ii) any retroactive adjustment by any payor under any Payor Agreement.

(c)  Neither of Sellers is a party or subject to any agreement, covenant, or instrument that restricts either of their ability to conduct any business activities related to the Practices or restricts Dentist’s ability to practice dentistry.

Section 3.09  Accounts Receivable.  Section 3.09 of the Disclosure Schedules sets forth the accounts receivable of Sellers as of the Closing Date (the “Accounts Receivable”). For purposes of this Agreement, Accounts Receivable shall include any and all amounts invoiced by Sellers to any patient prior to Closing, which invoice remains outstanding and unpaid following Closing, and all amounts not yet received by Sellers for services rendered to patients prior to Closing, whether or not such amounts have been invoiced as of the Closing Date. The Accounts Receivable (a) have arisen from bona fide transactions entered into by Sellers involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of Sellers not subject to claims of set-off or other defenses or counterclaims; and (c) are collectible in full within 90 days after billing.

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Section 3.10 [reserved]

Section 3.11  Intellectual Property.

(a)  “Intellectual Property” means any and all of the following in any jurisdiction: (i) Practice names (including “Simon Orthodontic Centers”), fictitious names, trademarks and service marks, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (ii) copyrights, including all applications and registrations related to the foregoing; (iii) trade secrets, operating and Practice procedures and processes, and confidential Practice information and know-how; (iv) patents and patent applications; (v) internet domain name registrations (including www.simonortho.com); and (vi) other intellectual property and related proprietary rights, interests and protections (including all rights to sue and recover and retain damages, costs and attorneys’ fees for past, present and future infringement and any other rights relating to any of the foregoing).

SOC owns or has adequate, valid and enforceable rights to use all the Intellectual Property used by SOC or useful in the operation of the Practices (collectively, the “Purchased IP”), free and clear of all Encumbrances. Sellers are not bound by any outstanding judgment, injunction, order or decree restricting the use of the Purchased IP, or restricting the licensing thereof to any person or entity.

Section 3.12  Suppliers. Section 3.12 of the Disclosure Schedules sets forth each supplier to whom Sellers have paid consideration for goods or services rendered in an amount greater than or equal to $5,000.00 for each of the two most recent calendar years (collectively, the “Material Suppliers”) and the amount of purchases from each Material Supplier during such periods. Neither of Sellers has received any notice, and has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to SOC or the Practices or to otherwise terminate or materially reduce its relationship with the Sellers.

Section 3.13  Insurance. Section 3.13 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of professional liability, fire, general liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability and other casualty and property insurance maintained by Sellers and relating to the assets, practices, business, operations, dentists, hygienists, employees, officers and directors of SOC (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been provided to Buyers. Such Insurance Policies are in full force and effect as of the Closing Date. Neither of Sellers has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. Except as set forth on Section 3.13 of the Disclosure Schedules, no claims have been made under such policies within the five year period ending on the Closing Date.

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Section 3.14  Compliance With Laws.  Sellers have complied, and are now complying, with all federal, state and local laws and regulations applicable to ownership of SOC, operation of the Practices, ownership and use of the Purchased Assets, and otherwise related to or affecting any of the foregoing (including but not limited to all billing and third party payor related matters). Neither Sellers nor the Practices are subject or bound by any injunction, order or decree of any court or governmental or administrative agency, nor are the Sellers or the Practices in default with respect to any order, writ, injunction or decree of any federal, state, local or foreign court, department, agency or instrumentality relating to the Practices or the Purchased Assets.

Section 3.15  Permits. Section 3.15 of the Disclosure Schedules lists all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained from governmental authorities necessary or otherwise used to operate the Practices (the “Permits”). The Permits are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. At all times, Sellers have been in full compliance with the Permits. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit.

Section 3.16  Legal Proceedings. There is no claim, action, suit, proceeding or governmental investigation (“Action”) of any nature pending or, to Sellers’ knowledge, threatened against or by Sellers (a) relating to or affecting the Purchased Assets, the Practices, or the Assumed Liabilities; or (b) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Sellers’ knowledge, no event has occurred and no circumstances exist that may give rise to, or serve as a basis for, any such Action. Neither of Sellers has or has had any liability arising out of any injury to any person as a result of any dental or other services performed by, any product provided or sold by, or any direct or indirect act or omission, of either of the Sellers, the Practices or any of the Sellers’ employees or independent contractors on or prior to the Closing Date. To the best knowledge of Sellers’ no event has occurred and no circumstances exist that may give rise to, or serve as a basis for, an Action seeking to impose such liability.

Section 3.17  Healthcare Compliance.

(a)  All activities of the Sellers, the Practices and their respective employees, independent contractors, officers, directors, shareholders, members and managers have been at all times, and are currently being, conducted in compliance in all material respects with all laws, rules and regulations, including but not limited to (i) Health Insurance Portability and Accountability Act of 1996, as amended, and its implementing regulations (collectively, “HIPAA”), other health information privacy laws and consumer protection laws, (ii) laws pertaining to billing, kickbacks, fee splitting, false claims, self-referral, claims processing, marketing, HIPAA security standards for the storage, maintenance, transmission, utilization and access to and privacy of patient information, and HIPAA and state standards for electronic transactions and data code sets, and health care provider licensing, as well as corporate practice of dentistry and corporate practice of medicine provisions, and (iii) laws relating to the licensure, certification, qualification or authority to transact business relating to the provision of, or payment for, or both the provision of and payment for, dental and health benefits, health care or insurance coverage, including ERISA, COBRA, HIPAA, Medicare, Medicaid, CHAMPUS/TriCare, and laws relating to the regulation of fraud and abuse, false claims and patient referrals (collectively, “Healthcare Laws”).

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(b)  Sellers have not received any notice alleging a material violation of any Healthcare Law in the conduct of the Practices. None of the Sellers or their respective employees, independent contractors, officers, directors, or managers have received any written notice indicating that its qualification as a participating provider in any government program may be terminated or withdrawn, and, to Sellers’ Knowledge, no facts or circumstances exist that would give rise to the termination or withdrawal of any such qualification.

(c)  None of the Sellers or their respective employees, independent contractors, officers, directors, and managers is excluded, suspended or debarred from participation or, to Sellers’ Knowledge, is otherwise ineligible to participate in any federal or individual state health care program, including, but not limited to the federal health care programs defined in 42 U.S.C. § 1320a-7b(f). Sellers have performed background and licensure checks substantially limited to malpractice history searches, state licensing board confirmation, and searches of certain other relevant medical databases, on employees of Sellers (including, without limitation, all dentists, dental hygienists and other dental professionals whether as an employee or independent contractor of Sellers).

(d)  Inspection and Investigations. (a) No right of Sellers, nor the right of any licensed professional or other individual employed by or under contract with Sellers to receive reimbursements pursuant to any government program or private non-governmental program under which any Sellers directly or indirectly receives payments (“Payor Programs”) related to the Practices has been terminated or otherwise adversely affected as a result of any investigation or action whether by any federal or state government regulatory authority or other third party; (b) none of the Practices or Sellers has, during the past five (5) years, been the subject of any inspection, investigation, survey, audit, monitoring or other form of review by any governmental regulatory entity, trade association, professional review organization, accrediting organization or certifying agency based upon any alleged improper activity nor have Sellers received nay notice of deficiency during the past five (5) years in connection with the operations of the Practices; and (c) there are not presently any outstanding deficiencies or work orders, related to the Practices of any governmental authority having jurisdiction over Sellers or the Practices or requiring conformity to any applicable agreements, statute, regulation, ordinance or bylaw, including but not limited to, the Payor Programs. Sellers have completed and fully satisfied all remedial action, if any, and paid all fines or penalties, if any, in connection with such investigations, audits or reviews.

Section 3.18  Medicare and Medicaid. Sellers and the Practices are in compliance with all laws, rules and regulations of Medicare, Medicaid and other governmental health care programs, and have filed all claims and other forms in the manner prescribed by such laws, rules and regulations. To the knowledge of Sellers there is no basis for any material claim or request for recoupment or reimbursement from Sellers by, or for reimbursement by Sellers of, any federal or state agency or instrumentality or other provider reimbursement entities. No deficiency (either individual or in the aggregate) in any such claims, returns, invoices, cost reports and other filings, including claims for overpayments or deficiencies for late filings, has been asserted or, to the knowledge of Sellers threatened by any federal or state agency or instrumentality or other provider reimbursement entities and, to the knowledge of Sellers there is no reasonable basis for any claims or requests for reimbursement.

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Section 3.19  Patient Records. All of the Patient Records (in all forms and media) are true, correct, and complete and are prepared and maintained in compliance with all applicable laws and regulations, including but not limited to all Healthcare Laws. Neither of Sellers has any knowledge that any patients of Sellers or the Practices, will, or intends to discontinue utilizing the dental services provided by Sellers or the Practice or that any of them will not utilize the dental services provided by OGPA, Dentist or the Practices following the Closing. All of the dental services performed by Sellers and their employees and independent contractors prior to the Closing have been provided in compliance with all applicable laws, regulations and professional standards.

Section 3.20  Taxes. Except as set forth in Section 3.20 of the Disclosure Schedules:

(a)  All Tax Returns required to be filed on or before the Closing Date by the Sellers have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by the Sellers (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)  Sellers have provided to Buyers correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed or agreed to by either of the Sellers for the 2010, 2011 and 2012 calendar years.

(c)  The Sellers, as applicable have withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, member or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(d)  No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Sellers.

(e)  Neither of the Sellers has been the subject of an examination or audit by a governmental authority in the five year period ending on the Closing Date.

(f)  For purposes of this Agreement, “Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties; and “Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

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Section 3.21  Employment Matters.

(a)  Section 3.21(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Sellers as of the Closing Date, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the Closing Date. As of the Closing Date, all compensation, including wages, commissions and bonuses, payable to employees, independent contractors or consultants of the Sellers for services performed on or prior to the Closing Date have been paid in full and there are no outstanding agreements, understandings or commitments of the Sellers with respect to any compensation, commissions or bonuses.

(b)  The Sellers are and have been in compliance with all applicable laws, rules and regulations pertaining to employment and employment practices, including all laws, rules and regulations relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by the Sellers as independent contractors or consultants are properly treated as independent contractors under all applicable laws, rules and regulations. All employees classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified in all material respects.

Section 3.22  Employee Benefit Matters.

(a)  Section 3.22(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, profit-sharing, deferred compensation, incentive, performance award, phantom equity or other equity, change in control, retention, severance, vacation, paid time off, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Sellers for the benefit of any current or former employee, officer, manager, retiree, independent contractor or consultant of Sellers or any spouse or dependent of such individual, or under which the Sellers have or may have any liability, or with respect to which Buyers or any of their Affiliates (as defined below) would reasonably be expected to have any liability, contingent or otherwise (as listed on Section 3.22(a) of the Disclosure Schedules, each, a “Benefit Plan”).

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(b)  Each Benefit Plan has been operated in accordance with the terms and conditions of such Benefit Plan and all applicable laws, rules and regulations, including to the extent applicable, Section 409A of the Internal Revenue Code of 1986, as amended.

Section 3.23  Environmental Matters.

(a)  Sellers are currently and have been in compliance with all Environmental Laws (as defined below), rules and regulations, including but not limited to any laws, rules or regulations affecting the Practices, the Purchased Assets and the Offices. Sellers have not received any notice of a violation concerning their actions or omissions or any notice concerning the condition of or other matter affecting the Practices or the offices, nor do Sellers have any reason to believe that any event or circumstance exists or has occurred that, with the passage of time, would constitute a violation, of any such law, rule or regulation. To the Sellers’ knowledge, as of the Closing Date, there is no condition, event or circumstance concerning the release or regulation of Hazardous Materials (as defined below) that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the offices, the Practices or the Purchased Assets as currently carried out.

(b)  Sellers have not treated, stored, disposed of, released or transported, or permitted or authorized the treatment, storage, disposal, release or transportation of, any Hazardous Material in a manner which would give rise to any liability under any Environmental Law.

(c)  For purposes of this Agreement, “Environmental Law” means any applicable law, rule, regulation or ordinance, governmental order or binding agreement with any governmental authority, entity or agency: (i) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (ii) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials (as defined below). The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq. “Hazardous Materials” means (y) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (z) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

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Section 3.24  Office Leases. Sellers are currently in compliance with all terms and conditions of the real property leases (the “Real Property Leases”) related to the Offices, and the landlords thereunder do not have any claim of lien or otherwise with regard to the Purchased Assets. There are no defects in the property that is the subject of the Real Property Leases.

Section 3.27  Books and Records. The minute books of SOC have been provided to Buyer, are complete and correct and have been maintained in accordance with sound business practices. The minute books of SOC contain accurate and complete records of all meetings, and actions taken by written consent of, the shareholders and directors.

Section 3.28  Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Sellers.

Section 3.29  Full Disclosure. No representation or warranty by Sellers in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyers pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Article IV

Representations and Warranties of Buyers

Buyers represent and warrant to Seller that the statements contained in this Article IV are true and correct as of the date hereof. For purposes of this Article IV, “Buyers’ knowledge,” “knowledge of Buyers” and any similar phrases shall mean the actual or constructive knowledge of any director or officer of Buyer, after due inquiry.

Section 4.01  Organization and Authority of Buyers; Enforceability. OGPA is a corporation duly organized, validly existing and in good standing under the laws of the state of Florida. SMFL is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Florida. Each Buyer has full power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by each Buyer of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite entity action on the part of Buyers. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Buyers, and (assuming due authorization, execution and delivery by Sellers) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Buyers enforceable against Buyers in accordance with their respective terms.

Section 4.02  No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the organizational documents of Buyers; or (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyers. No consent, approval, waiver or authorization is required to be obtained by Buyers from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by Buyers of this Agreement and the consummation of the transactions contemplated hereby.

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Section 4.03  Legal Proceedings. There is no Action of any nature pending or, to Buyers’ knowledge, threatened against or by either Buyer that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Buyers’ knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Article V

Covenants

Section 5.01  Public Announcements; Confidentiality. Unless otherwise required by applicable law, or stock exchange requirements, neither party shall make any public announcements regarding this Agreement or the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed). Sellers hereby agree to maintain the confidentiality of all proprietary and other non-public information regarding the Practices, the Purchased Assets and the Buyers, including, without limitation, (a) financial, business, operational, marketing, patient and other information (including without limitation, all documents, files, records, processes, systems, methods, techniques, research, plans, opportunities, know-how, trade secrets, Intellectual Property, assets, liabilities, agreements, licenses, employees, contractors, agents, equipment, facilities and vendors), (b) all information relating thereto which is confidential or proprietary in nature or not generally known to others and (c) any other documents, materials or information designated or marked as being confidential or proprietary. Each party may, however, disclose any such confidential information required to file tax returns and as required by law or in connection with litigation or arbitration arising among the parties, subject to any applicable protective order.

Section 5.02  Noncompetition.

(a)  For a period beginning on the Closing Date and ending on the later of the third anniversary of the Closing Date or one year following the termination of Dentist’s independent contractor relationship with OGPA (the “Restricted Period”), Sellers shall not, directly or indirectly, (i) engage in or assist others in engaging in the practice of dentistry, orthodontics or the provision non-dental administrative services or other business management services to dental practices, whether general dentistry or specialized dentistry (collectively, the “Restricted Business”), within a geographic area consisting of a five mile radius of either of the Offices (or any replacement location provided that the replacement location shall be within a three mile radius of the Office location it is replacing) (the “Restricted Territory”); (ii) have an interest in any person, entity or trust or other organization, that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Buyers and (A) any vendor or payor of Buyers or (B) any other dental practice, dentist or hygienist with which either Buyer conducts business or intends to conduct business following Closing under a business management services agreement or otherwise. Notwithstanding the foregoing, Sellers may own, directly or indirectly, solely as an investment, securities of any entity traded on any national securities exchange if neither Seller is a controlling person of, or a member of a group which controls, such entity and does not, directly or indirectly, own 1% or more of any class of securities of such entity.

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(b)  During the Restricted Period, Sellers shall not, and shall not permit any of their Affiliates to, directly or indirectly, hire, engage, contract with, or solicit any employee or independent contractor of either of Buyers or encourage any such employee or independent contractor to leave such employment or engagement or hire any such employee who has left such employment or contract with any such independent contractor who has terminated its relationship with either of Buyers within a period of twelve months from the time in question. Sellers shall not, and shall not permit any of their Affiliates, directly or indirectly, to solicit or hire any employee or independent contractor of any dental practice with which either Buyer has a contractual arrangement.

(c)  During the Restricted Period, Sellers shall not, and shall not permit any of their Affiliates to, directly or indirectly, solicit or entice for treatment, or attempt to solicit or entice for treatment, any patient of OGPA or any of its Affiliates or any other dental practice or dentist with which either Buyer has a contractual relationship. For purposes of this Section, the term “patient” shall mean any person who has utilized (i) any dental service provided by any employee or independent contractor of either of Sellers (including Dentist) or any of Sellers’ Affiliates; or (ii) any dental service provided by any employee or independent contractor of OGPA or any Affiliate of OGPA within a period of twelve (12) months from the time in question.

(d)  Sellers acknowledge that a breach or threatened breach of this Section 5.02 would give rise to irreparable harm to Buyers, for which monetary damages would not be an adequate remedy, and hereby agree that in the event of a breach or a threatened breach by either of Sellers (or any of Sellers’ Affiliates) of any such covenants and obligations, Buyers shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond). Notwithstanding any allocation of any portion of the Purchase Price to the non-competition agreements set forth in this Agreement, the parties acknowledge and agree that such allocation is not representative of, and has no relation to, the damages that Buyers would incur as a result of the breach of this Agreement by Sellers.

(e)  Sellers acknowledge that the restrictions contained in this Section 5.02 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyers to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.02 should ever be adjudicated to exceed the time, geographic, service, or other limitations permitted by applicable law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, service, or other limitations permitted by applicable Law. The covenants contained in this Section 5.02 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

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(f)  For purposes of this Agreement, an “Affiliate” of a person or entity means any other person or entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person or entity. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise.

Section 5.03  Prorations. All expenses for public utilities, telephone services and similar continuing expense obligations that are being transferred to and expressly assumed by Buyers shall be prorated between Sellers and Buyers as of the Closing Date.

Section 5.04  Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the documents to be delivered hereunder shall be borne and paid by Sellers when due. Sellers shall, at their own expense, timely file any tax return or other document with respect to such taxes or fees (and Buyers shall cooperate with respect thereto as necessary).

Section 5.05  Professional Liability Insurance. Sellers shall, at their sole cost and expense, for the period stated in any applicable statute of limitation which may be applicable to the Practices or either of the Sellers or any of their employees, independent contractors or affiliates, maintain in full force and effect professional liability insurance (or purchase a tail insurance policy) with limits of at least $1 million per occurrence/$3 million in the aggregate covering Sellers thereunder for all acts and omissions of Sellers and Sellers’ respective employees and independent contractors in connection with the conduct of the Practices prior to Closing and covering Sellers as health care providers qualified under the Florida Medical Malpractice Act.

Section 5.06  Name and billing. The parties agree that, for a period beginning on the Closing Date and ending on the later of one year following the Closing Date or one year after the last day Dentist is employed by, or engaged as an independent contractor with OGPA (or any Affiliate of OGPA), Buyers shall be entitled to use and advertise Dentist’s name (including, without limitation, on the sign of OGPA’s offices, Yellow Pages and other advertising, and insurance and other reimbursement programs) in connection with the operation of the PA’s offices (Dentist hereby agrees that Buyers may use Dentist’s name in the Yellow Pages (or other media) during the foregoing period but such advertisements and promotional materials may be in print indefinitely after its publication). Sellers hereby authorize Buyers to use Sellers’ billing numbers, insurance provider numbers and other numbers and coding information useful in the operation of Practices for a period of up to one (1) year following the Closing Date.

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Section 5.07  Employees. At or prior to the Closing, Sellers shall set forth on Section 5.07 of the Disclosure Schedules, all amounts accrued, due or payable as of Closing to all of Sellers’ employees and independent contractors as or for compensation, benefits, vested paid time off, severance pay or otherwise (collectively, the “Accrued Compensation”). The Sellers acknowledge and agree that Buyers shall not be liable for or obligated to pay any such amounts whatsoever to any current or former employees or independent contractors of the Sellers (including, without limitation, any amounts payable under COBRA) and that any and all such liabilities and obligations constitute Excluded Liabilities hereunder for which neither Buyer shall have any responsibility or obligation. At or prior to Closing, Sellers shall directly pay such Accrued Compensation as of Closing to the parties to which such amounts are due.

As of the Closing Date, Sellers shall have terminated, and hereby represent and warrant to Buyers that Sellers have terminated, all of their employees and contractors associated with Sellers or the Practices. Although Buyers intend to hire one or more of Sellers’ employees after the Closing, it is understood that Buyers shall determine, in their sole and absolute discretion, those employees of the Sellers to whom Buyer will offer new employment or independent contractor relationships and the terms of any such employment or independent contractor relationship. The Sellers covenant and agree to use their best efforts to persuade all of their employees and independent contractors whom OGPA or SMFL desires to employ or engage immediately after the Closing. The parties acknowledge and agree that if Buyers do not hire any employees or independent contractors of Sellers, then Buyers will not be responsible for or to any such employees or independent contractors of Seller.

Section 5.08  Insurance. The parties hereto acknowledge that the approval of the assignment of the insurance reimbursement contracts, if permitted under such contracts and by applicable law, by Sellers to Buyers may take up to one (1) year or more after Closing. Sellers and Buyers agree to use their reasonable efforts to complete said assignments and further agree to execute any and all documents necessary to obtain the approval of all insurance companies utilized by Sellers. Sellers and Buyers agree that any and all monies collected from any insurance companies and any other third party payor following the Closing and attributable to services rendered following the Closing, shall be the sole property of OGPA. Sellers agree to immediately endorse and deliver to OGPA any such payments received.

Section 5.09  Warranty of FF&E. In addition to and without limiting the representations, warranties and obligations of Sellers pursuant to this Agreement, for a period of thirty (30) days after the Closing Date, the Sellers shall be responsible for and shall promptly pay the full cost of all repairs to all items of FF&E that are reasonably required to cause such item(s) to function properly for the purpose and in the manner intended by the manufacturer of such item(s) (as determined by a service technician mutually selected by the Sellers and Buyers) or, if such item(s) cannot reasonably be repaired (as determined by a service technician mutually selected by the Sellers and Buyers), then Sellers shall be responsible for and shall promptly pay the full cost to replace such item(s).

Section 5.10  Books and Records. Sellers shall have the right to retain, subsequent to the Closing, Sellers’ books of account, checkbooks, canceled checks, bills and vouchers in support thereof, minute book and stock transfer book, if applicable, and all records relating to taxes and Excluded Liabilities. All records, other than the above, which pertain to the Purchased Assets or the ongoing business and practice conducted with the Purchased Assets, and Assumed Liabilities, if any, assumed by Buyers shall remain with Buyers. The party retaining the original of any record shall afford the other party the opportunity to copy such records at the requesting party’s expense.

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Section 5.11  Further Assurances and Transition. Following the Closing, each of the parties hereto shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the documents to be delivered hereunder. Further, Sellers shall provide Buyers with any and all operational and Practice transition assistance (without charge) reasonably requested to effectuate the transactions contemplated hereby. Following Closing, if any payment that should be properly payable to either of Buyers as contemplated by this Agreement is inadvertently, incorrectly or otherwise received by or made payable to either of Sellers or any of their Affiliates, then Sellers shall, or Sellers shall cause such Affiliates to, immediately pay such amounts to, or endorse any check received, as necessary, to the appropriate Buyer. For avoidance of doubt, any payment received following the Closing Date related to the Practices, or the services rendered by or on behalf of Sellers (whether or not for services previously rendered), shall belong to and remitted to Buyers.

Article VI

 Indemnification

Section 6.01  Indemnification By Sellers. Sellers, jointly and severally, shall defend, indemnify and hold harmless Buyers, their Affiliates and their respective shareholders, directors, officers, managers, members, employees, independent contractors, parents, subsidiaries, successors and assigns from and against all claims, judgments, damages, liabilities, settlements, losses, costs and expenses, including attorneys’ fees and disbursements, arising from or relating to:

(a)  any inaccuracy in or breach of any of the representations or warranties of Sellers contained in this Agreement or any document to be delivered hereunder or in connection herewith;

(b)  any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Sellers pursuant to this Agreement or any document to be delivered hereunder or in connection herewith;

(c)  any negligence, malpractice, action or omission of either of Sellers or any of Sellers’ respective employees, independent contractors, or any other person acting under either of Sellers’ control or supervision prior to or as of Closing (including but not limited to any exposure arising out of that certain Florida Case 13-2012-CA-022074-0000-01 initiated by Francis Mundo against Sellers);

(d)  the Excluded Liabilities (regardless of the reason or legal theory used to impose any such liability on Buyers, including without limitation, as a result of operation of law, application of any law, statute, regulation, court or administrative decision, or other legal doctrine);

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(e)  any fact, event or circumstance occurring or arising prior to the Closing Date in connection with Sellers, the Practices or the Purchased Assets.

Section 6.02  Indemnification By Buyers. Buyers shall defend, indemnify and hold harmless Sellers, their Affiliates and their respective shareholders, directors, officers and employees from and against all claims, judgments, damages, liabilities, settlements, losses, costs and expenses, including attorneys’ fees and disbursements, arising from or relating to:

(a)  any inaccuracy in or breach of any of the representations or warranties of Buyers contained in this Agreement or any document to be delivered hereunder;

(b)  any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyers pursuant to this Agreement or any document to be delivered hereunder; or

(c)  the Assumed Liabilities, solely to the extent that the liability or obligation arises following the Closing Date and is not a result of a breach or failure on the part of Sellers prior to the Closing Date.

Section 6.03  Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the “Indemnified Party”) shall promptly provide written notice of such claim to the other party (the “Indemnifying Party”). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a person or entity who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including, but not limited to, settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed).

Section 6.04  Tax Treatment of Indemnification Payments. All indemnification payments made by Sellers under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for tax purposes, unless otherwise required by law.

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Article VII

Miscellaneous

Section 7.01  Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 7.02  Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.02):

If to Sellers:	Simon Orthodontic Centers, P.A. 13716 S.W. 84th Street Kendall, FL 33183 Facsimile: ____________________ E-mail: _____________________ Attention: Jan A. Simon, D.D.S.

with a copy to:	Lalchandani Simon PL 25 S.E. 2nd Avenue Suite 1020 Miami, FL 33131 Fax: (305) 671-9282 Email: danny@lslawpl.com Attention: Daniel Simon

If to SMFL: If to OGPA:

Sebring Management FL, LLC

1400 Cattlemen Road

Sarasota, FL 34232

Facsimile: __________________

E-mail: ____________________

Attention: Leif W. Andersen

Alan D. Shoopak, D.M.D. Orthodontic Group, P.A.

3001 Executive Drive, Suite 180
Clearwater, FL 33762

Facsimile:

Email:

Attention: Alan D. Shoopak, D.M.D., President

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with a copy (in the case of SMFL and OGPA)	Shumaker, Loop & Kendrick, LLP 240 S. Pineapple Avenue, 10th Floor Sarasota, FL 34236 Facsimile: 941-366-3999 E-mail: bhanan@slk-law.com Attention: Benjamin R. Hanan

Section 7.03  Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 7.04  Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

Section 7.05  Survival. All representations, warranties, covenants and agreements contained herein and all related rights to indemnification shall survive the Closing.

Section 7.06  Entire Agreement. This Agreement and the documents to be delivered hereunder constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and the documents to be delivered hereunder, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 7.07  Cumulative Remedies. The rights and remedies provided in this Agreement, including but not limited to those set forth in Article VI, are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise. Notwithstanding anything to the contrary contained in this Agreement or otherwise, to the extent that either of Sellers owes any amount to either of Buyers, Buyers shall be permitted to offset such amount against any amounts due from either of Buyers to either of Sellers including but not limited to any payments due under the Promissory Note; provided, however, that if Sellers do not agree with the amount being offset by Buyers, Buyers shall pay such amount in dispute to a mutually agreeable third party to hold in escrow until the dispute over such amount is resolved. The parties shall act in good faith and expeditiously to resolve any amounts regarding offsets.

Section 7.08  Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 7.09  No Third-party Beneficiaries. Except as provided in Article VI, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

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Section 7.10  Effect of Investigation. Rights to indemnification or other remedies based on the representations, warranties, covenants and agreements contained herein of a party hereto will not be affected by any investigation conducted by another party hereto with respect to, or any knowledge acquired by such other party at any time, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.

Section 7.11  Amendment and Modification. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.

Section 7.12  Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 7.13  Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction).

Section 7.14  Submission to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America located in Tampa, Florida or the courts of the State of Florida located in Sarasota, Florida, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

Section 7.15  Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 7.16  Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 7.17  Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SOC:

Simon Orthodontic Centers, P.A., a Florida corporation

By:
Jan A. Simon, President

DENTIST:

Jan A. Simon

SMFL:

Sebring Management FL, LLC, a Florida limited liability company

By:	Sebring Software, Inc., a Nevada
corporation, Manager

By:
Leif Andersen, President

OGPA:

Alan D. Shoopak, D.M.D. Orthodontic Group, P.A., a Florida corporation

By:
Alan D. Shoopak, President

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